Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-201327, 333-198768 and 333-252782 on Form S-8 and Registration Statement No. 333-261730 on Form S-3 of our reports dated October 15, 2024 related to the consolidated financial statements of Walgreens Boots Alliance, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended August 31, 2024.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
October 15, 2024